FOR IMMEDIATE RELEASE

HOUSTON, TX (February 4, 1999) - American Rice, Inc. ("ARI" or "the Company") announced today that it would substantially conclude its 1998 crop year rice processing at its Maxwell, California facility on or about April 9, 1999. At that time, ARI anticipates a seasonal lay-off in excess of one-half of its Maxwell work force. ARI will continue to operate domestic packaging and shipping operations at the Maxwell facility, and stated that it would re-start mill operations on or about September 1, 1999, in preparation for the 1999 California rice harvest and processing season.

ARI noted that the shut-down of its Maxwell milling operations for an anticipated four month period was unusual and stated that this extraordinary situation was a result in the reduction in the weather ravaged 1998 California rice crop. According to the US Department of Agriculture final estimate of rice crop production in 1998, the California rice harvest declined 23% from 1997 (from a 42.5 million cwt. harvest in 1997 to a 32.7 million cwt. harvest in 1998).

Mr. Douglas Murphy, President of ARI, commented, "The detrimental weather conditions of 1998 created an over 20% reduction in the California rice harvest, limiting the amount of rice available for industry processing. By April 9th, ARI will have milled and stored all of its remaining rice, and will have milled rice necessary to service our established domestic and export customers through September 1999. Thus, while we are saddened to be forced to temporarily shut-down mill operations and lay-off employees, we feel it is a necessary and prudent action. Naturally, we look forward to a bountiful 1999 harvest and re-starting operations in September."
Because ARI's lay-offs include more than one-third of its Maxwell work force, employees were provided notice today pursuant to the Worker Adjustment and Retraining Notification Act.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include but are not limited to such factors as product demand and development, ability to maintain customer relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risk of foreign operations, and other information detailed from time to time in the Company's Securities and Exchange Commission filings.